Exhibit 99

Patterson Companies Reports Improved Fourth Quarter Operating Results

St. Paul, MN—May 22, 2008—Patterson Companies, Inc. (Nasdaq: PDCO) today reported consolidated sales of $778,388,000 for the fourth quarter of fiscal 2008 ended April 26, an increase of 5% from $739,143,000 in the year-earlier quarter. Net income came to $63,209,000 or $0.51 per diluted share, up 5% from $59,924,000 or $0.44 per diluted share in the fourth quarter of fiscal 2007.

For full-year fiscal 2008, consolidated sales increased 7% to $2,998,729,000 from $2,798,398,000 in fiscal 2007. Net income of $224,858,000 or $1.69 per diluted share was up 8% from $208,336,000 or $1.51 in fiscal 2007.

Sales of Patterson Dental, Patterson’s largest business, increased 4% to $562,112,000 in the fourth quarter.

•	Sales of consumable dental supplies and printed office products rose 5% during this period.

•

Sales of dental equipment and software increased 1% in the fourth quarter. Sales of basic dental equipment were affected by lower than forecasted sales of digital radiography systems, including chair-side software and related computer hardware. Sales of CEREC 3D® dental restorative systems increased a strong 14% in the fourth quarter.

•	Sales of other services and products, consisting primarily of technical service, parts and labor, software support services, artificial teeth, increased 2% in the fourth quarter.

Sales of the Webster Veterinary unit increased 9% in the fourth quarter of fiscal 2008 to $119,469,000. Sales of Patterson Medical, Patterson’s rehabilitation supply and equipment unit, increased 11% in the fourth quarter to $96,807,000 in comparison to the year-earlier level. Excluding the impact of acquisitions earlier in the year related to this unit’s branch office strategy and foreign currency translations, fourth quarter sales of Patterson Medical rose approximately 7%.

James W. Wiltz, president and chief executive officer, commented: “Our Patterson Dental unit recorded a generally solid quarter. Sales of consumable supplies increased 5%, while sales of basic dental equipment, excluding digital x-ray products, were up 7% for the quarter. We are particularly encouraged by the strong 14% year-over-year sales growth of the CEREC line, which followed the 10% year-over-year increase reported in this year’s third quarter. We are starting to generate growing momentum in CEREC systems sales, reflecting the positive impact of the new software and crown milling chamber introduced in last year’s fourth quarter. We believe the sales progress generated during the second half of fiscal 2008 for our CEREC line should continue in the new fiscal year. Sales of digital x-ray systems were below forecasted levels. This shortfall also affected sales of related chair-side software and computer hardware. While it is true that digital sales benefited from a special promotion in last year’s fourth quarter, we are not satisfied by this performance and are acting aggressively to correct this situation.”

He continued: “Patterson’s veterinary business benefited from the continued growth of its consumables business in the fourth quarter. Sales of equipment and IntraVet practice management software were below planned levels, the short-term result of efforts to restructure and further refine this relatively new aspect of Webster’s business. We believe equipment and software sales will benefit from these initiatives going forward in fiscal 2009. We also are encouraged by Patterson Medical’s strong fourth quarter sales growth, which is benefiting from the revenues generated by its branch office strategy and other growth initiatives.”

During the fourth quarter, Patterson closed on $525 million of long-term debt financing and the repurchase of approximately 6.3 million shares of its common stock from J.P. Morgan Chase

Bank, N.A. under an accelerated share repurchase (ASR) agreement. As a result of the ASR transaction and open-market purchases made since late November 2007, Patterson has repurchased approximately 18 million shares under its previously announced 25 million share repurchase authorization. The positive impact of the accretion from the ASR and open market purchases during the quarter on Patterson’s earnings was largely offset by increased interest expense and lower interest income on cash reserves. However, going forward, the accretion from this buyback activity is estimated at approximately $0.08 per share.

Wiltz added: “Each of our businesses is implementing sales and marketing strategies designed to accelerate Patterson’s growth and profitability over the next few years. As a result, we believe fiscal 2009 should be a year of improved performance for Patterson. We are forecasting earnings of $0.38 to $0.40 per diluted share for the first quarter of fiscal 2009 ending July 26, 2008, and for the full year, we are forecasting earnings of $1.94 to $1.98 per diluted share.”

Patterson also announced that Mr. Wiltz will be on a limited schedule for four to six weeks following routine surgery. Peter L. Frechette, chairman of the board and former president and chief executive officer, will assist with Wiltz’s duties while he is recuperating.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415

Fourth Quarter Conference Call and Replay

Patterson’s fourth quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. Listeners should go to this website at least 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived on Patterson’s web site. A replay of the fourth quarter conference call can be heard through May 29, 2008 by dialing 1-303-590-3000 and providing the 11114285 confirmation code.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 26, 2008	April 28, 2007	April 26, 2008	April 28, 2007
Net sales	$778,388	$739,143	$2,998,729	$2,798,398
Gross profit	273,154	260,563	1,031,725	968,872
Operating expenses	171,885	164,117	672,522	633,182

Operating income	101,269	96,446	359,203	335,690
Other expense, net	(3,537)	(1,038)	(1,775)	(6,082)

Income before taxes	97,732	95,408	357,428	329,608
Income taxes	34,523	35,484	132,570	121,272

Net income	$63,209	$59,924	$224,858	$208,336

Earnings per share:
Basic	$0.52	$0.44	$1.70	$1.52
Diluted	$0.51	$0.44	$1.69	$1.51
Shares:
Basic	122,571	135,695	132,078	136,815
Diluted	123,035	136,612	132,910	137,769
Gross margin	35.1%	35.2%	34.4%	34.6%
Operating expenses as a % of net sales	22.1%	22.2%	22.4%	22.6%
Operating income as a % of net sales	13.0%	13.0%	12.0%	12.0%
Effective tax rate	35.3%	37.2%	37.1%	36.8%
Return on net sales	8.1%	8.1%	7.5%	7.4%

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	April 26, 2008	April 28, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$308,164	$241,791
Receivables, net	364,050	361,401
Inventory	281,238	250,207
Prepaid expenses and other current assets	30,326	33,091

Total current assets	983,778	886,490

Property and equipment, net	148,932	131,952
Goodwill and other intangible assets	781,120	762,930
Other	161,280	158,948

Total Assets	$2,075,110	$1,940,320

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$194,405	$182,761
Other accrued liabilities	141,652	144,694
Current maturities of long-term debt	130,010	50,014

Total current liabilities	466,067	377,469

Long-term debt	525,024	130,010
Other non-current liabilities	79,232	53,627

Total liabilities	1,070,323	561,106

Stockholders’ equity	1,004,787	1,379,214

Total Liabilities and Stockholders’ Equity	$2,075,110	$1,940,320

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PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 26, 2008	April 28, 2007	April 26, 2008	April 28, 2007
Consolidated Net Sales
Consumable and printed products	$494,418	$462,329	$1,887,703	$1,757,472
Equipment and software	223,880	218,912	866,969	821,091
Other	60,090	57,902	244,057	219,835

Total	$778,388	$739,143	$2,998,729	$2,798,398

Dental Supply
Consumable and printed products	$318,013	$301,930	$1,218,188	$1,154,422
Equipment and software	191,047	188,828	744,333	714,343
Other	53,052	51,815	218,765	195,865

Total	$562,112	$542,573	$2,181,286	$2,064,630

Rehabilitation Supply
Consumable and printed products	$65,194	$61,328	$259,793	$241,112
Equipment and software	26,312	21,473	92,686	77,252
Other	5,301	4,082	18,537	15,978

Total	$96,807	$86,883	$371,016	$334,342

Veterinary Supply
Consumable and printed products	$111,211	$99,071	$409,722	$361,938
Equipment and software	6,521	8,611	29,950	29,496
Other	1,737	2,005	6,755	7,992

Total	$119,469	$109,687	$446,427	$399,426

Other Income (Expense), net
Interest income	$1,860	$2,135	$9,731	$8,070
Interest expense	(5,313)	(3,228)	(12,792)	(14,230)
Other	(84)	55	1,286	78

	$(3,537)	$(1,038)	$(1,775)	$(6,082)

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended
	April 26, 2008	April 28, 2007
Operating activities:
Net income	$224,858	$208,336
Depreciation & amortization	26,280	25,501
Share-based compensation	7,723	7,757
Change in assets and liabilities, net of acquired	6,518	1,911

Net cash provided by operating activities	265,379	243,505

Investing activities:
Additions to property and equipment, net of acquired	(35,991)	(19,507)
Proceeds from disposals of property and equipment	—	9,163
Acquisitions	(22,694)	(12,665)

Net cash used in investing activities	(58,685)	(23,009)
Financing activities:
Payments of long-term debt	(50,024)	(120,017)
Proceeds from issuance of long-term debt	525,000	—
Repurchases of common stock	(636,093)	—
Loan to ESOP	—	(105,000)
Other	13,872	21,065

Net cash used in financing activities	(147,245)	(203,952)

Effect of exchange rate changes on cash	6,924	855

Net increase in cash and cash equivalents	$66,373	$17,399